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                                                                    EXHIBIT 99.1

                          Venture Catalyst Incorporated
                       Responds To Class Action Complaint

     San Diego, California, June 3, 2002 - Venture Catalyst Incorporated ("VCAT") (OTCBB: VCAT), today announced that it has become aware that a purported class action lawsuit has been filed in the Superior Court in San Diego County California seeking primarily to enjoin the merger of VCAT and Speer Casino Marketing, Inc. Speer Casino Marketing, Inc. is wholly-owned by L. Donald Speer, II, VCAT's Chief Executive Officer, Chief Operating Officer and Chairman of the Board. The complaint, which was filed by Jay Fink, a purported stockholder of VCAT, names VCAT, and a majority of the directors (including Mr. Speer) as defendants.

     The complaint alleges that the defendants violated their fiduciary duties to VCAT's shareholders and that the consideration to be paid to the public shareholders of VCAT in the merger is inadequate. The plaintiff seeks, among other things, class action certification, a declaration that the merger agreement was entered into in breach of the defendants' fiduciary duties and an injunction from proceeding with or closing the proposed merger.

     VCAT believes that the allegations in the complaint are without merit and intends to vigorously defend the action.

About Venture Catalyst Incorporated
-----------------------------------

Venture Catalyst Incorporated is a service provider of gaming consulting, infrastructure and technology integration in the California Native American gaming market. Venture Catalyst Incorporated is located in San Diego, California.

For more information, contact Andrew Laub (858-385-1000/ir@vcat.com).